Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration Nos. 333-184650 and 333-199729) of Ecolab Inc. of our report dated June 21, 2019, appearing in this annual report on Form 11-K of the Ecolab Savings Plan and ESOP for Traditional Benefit Employees as of and for the year ended December 31, 2018.

/s/ Olsen Thielen & Co., Ltd.

Roseville, Minnesota
June 21, 2019